BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

(919) 859-1302

December 8, 2017

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Attn: Jeff Gabor

Re:	BioCryst Pharmaceuticals, Inc.

Registration Statement on Form S-3

Filed November 8, 2017
As Amended by Amendment No. 1
Filed December 4, 2017
File No. 333-221421

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Standard Time, on December 12, 2017 or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

BioCryst Pharmaceuticals, Inc.

/s/ Alane Barnes
Alane Barnes
Vice President, General Counsel and Corporate Secretary

cc: Robyn Zolman, Gibson, Dunn & Crutcher LLP